U.S. Premium Beef, LLC	Limited Liability Company Agreement
Appendix C

Appendix C

Amended as of March 27, 2008

UNIT TRANSFER POLICY
OF
U.S. PREMIUM BEEF, LLC

Section 1.1. Definitions, Applicability.

(a)        Definitions.  The definitions of the Limited Liability Company Agreement (the “Agreement”) of U.S. Premium Beef, LLC (the “Company”) and Appendix E of the Agreement apply to this Unit Transfer Policy (the “Policy”).

(b)        Applicability.  This Policy and Section 3.8 of the Agreement and the other applicable provisions of the Agreement apply to all Transfers of Units of the Company.

(c)        Intent of Policy.  It is the intent of this Policy as it relates to any Transfers that: (1) the tax status of the Company is the same as for a partnership; (2) this Company preserve its partnership tax status by complying with Regulations, Section 1.7704-1, et seq., and any amendments; and (3) to the extent possible, this Policy shall be read and interpreted to prohibit the free transferability of Units.

Section 2.1. Complete Prohibition On Certain Transfers Of Units.

Notwithstanding any other provisions of this Policy, the following Transfers will be prohibited and the Board of Directors will have no authority to approve any of the following Transfers:

(1) a Transfer in violation of the Securities Act or any state securities or blue sky laws applicable to the Company or the Interest to be transferred;

(2) a Transfer that would cause the Company to be considered a publicly traded partnership under Section 7704(b) of the Code;

(3) a Transfer that would cause the Company to lose its status as a partnership for federal income tax purposes; or

(4) a Transfer that would cause a termination of the Company for federal income tax purposes.

Section 2.2. Class A And Class B Units May Not Be Transferred Separately.

U.S. Premium Beef, LLC	Limited Liability Company Agreement
Appendix C

For the period when Class A and Class B Units must be Transferred together under Section 3.2(b) of the Agreement, a Class A Unit may not be Transferred separately from a Class B Unit and a Class B Unit may not be transferred separately from a Class A Unit.

Section 3.1. Conditions To Permitted Transfers.

(a)        Requirement.  A Transfer shall not be treated as a Permitted Transfer unless and until the conditions in this Section are satisfied.

(b)        Conveyance Documents.  Except in the case of a Transfer involuntarily by operation of law, the transferor and transferee shall execute and deliver to the Company documents and instruments of conveyance as may be necessary or appropriate in the opinion of legal counsel to the Company to effect such Transfer, including for transfers after February 29, 2008 that may receive distributions or allocations under Section 3.2(b), a Unit Transfer Agreement in a form approved by legal counsel to the Company.  In the case of a Transfer of Units involuntarily by operation of law, the Transfer shall be confirmed by presentation to the Company of legal evidence of the Transfer, in form and substance satisfactory to legal counsel to the Company, which may include documents and agreements with the Company to make the transfer effective. In all cases, the Company shall be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with the Transfer.

(c)        Tax Information.  The transferor and transferee shall furnish the Company with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Units transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. In addition, the transferee must consent to the use of the method and convention of allocating Profits and Losses for the year of the transfer that is specified in the Unit Transfer Policy.  Without limiting the generality of the foregoing, the Company shall not be required to make any Distribution otherwise provided for in the Agreement with respect to any Transferred Units until it has received this information.

(d)        Securities Compliance.  Except in the case of a Transfer of Units involuntarily by operation of law, either (1) the Units are registered under the Securities Act, and any applicable state securities laws, or (2) if requested by the Board of Directors in its discretion, the transferor provides an opinion of legal counsel, which opinion and legal counsel shall be reasonably satisfactory to the Board of Directors, to the effect that the Transfer is exempt from all applicable registration requirements and that the Transfer will not violate any applicable laws regulating the Transfer of securities.

(e)        Does Not Cause Company To Be Investment Company.  Except in the case of a Transfer of Units involuntarily by operation of law, if requested by the Board of Directors in its sole discretion, the transferor shall provide an opinion of legal counsel, which opinion and legal counsel shall be reasonably satisfactory to the Board of Directors, to the effect that the Transfer will not cause the Company to be deemed to be an “investment company” under the Investment Company Act of 1940.

U.S. Premium Beef, LLC	Limited Liability Company Agreement
Appendix C

(f)        Does Not Cause Company To Be Publicly Traded Partnership.  Except in the case of a Transfer of Units involuntarily by operation of law, if requested by the Board of Directors in its discretion, the transferor shall provide an opinion of legal counsel, which opinion and legal counsel shall be reasonably satisfactory to the Board of Directors, to the effect that such Transfer will not cause the Company to be deemed to be a “publicly-traded limited partnership” under applicable provisions of the Code.

(g)        Transferee Is Not A Competitor Of The Company.  Except in the case of a Transfer of Units involuntarily by operation of law, the Board must determine (in its sole discretion) that the transferee is not a competitor of the Company or the Company’s Affiliates, or an Affiliate of a competitor of the Company or a Person who as a Unitholder or Member would or may be detrimental to the interests of the Company.  The Unitholder and proposed transferee shall submit information requested by the Board to make the determination.

(h)        Tax Status Compliance.  Unless otherwise approved by the Board of Directors, a Transfer of Units shall not be made except upon terms which would not, in the opinion of legal counsel chosen by and mutually acceptable to the Board and the transferor, result in the termination of the Company within the meaning of Section 708 of the Code or cause the application of the rules of Sections 168(g)(1)(B) and 168(h) of the Code or similar rules to apply to the Company.  In determining whether a particular proposed Transfer will result in a termination of the Company, legal counsel to the Company shall take into account the existence of prior written commitments to Transfer and the commitments shall always be given precedence over subsequent proposed Transfers.

(i)         Suspension Of Transfers After Dissolution Event.  No notice or request initiating the procedures contemplated by this Section may be given by Unitholder after a Dissolution Event has occurred.

(j)         Board May Waive Conditions.  Subject to Section 2.1 of this Policy, the Board of Directors shall have the authority to waive any legal opinion or other condition required in this Section.

Section 3.2. Distributions And Allocations In Respect To Transferred Units.

U.S. Premium Beef, LLC	Limited Liability Company Agreement
Appendix C

(a)        General Rule.  Except for distributions and allocations in Section 3.2(b), if any Unit is transferred in compliance with the Transfer Restrictions, then Profits and Losses, each item thereof, and all other items attributable to the Units for the fiscal year of the Transfer shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the fiscal year in accordance with Code Section 706(d).  Solely for purposes of making the allocations, the Company shall use a method and convention that divides and allocates the Profits, Losses and items between the transferor and transferee based on the portion of the 52-53 week taxable year that has elapsed prior to the Transfer determined by recognizing the Transfer as of the first day of the 52-53 week taxable quarter during which the notice, documentation and information and approval requirements of the Transfer have been substantially complied with.  For this calculation, Profits, Losses and items thereof for the 52-53 week taxable year shall be apportioned to the first three quarters on the basis of taxable income estimates used in determining Distributions made during the following quarter and any remaining amount shall be apportioned to the fourth quarter.  Solely for purposes of determining whether the transferor or transferee is entitled to a Distribution, all Distributions made on or before the last day of the 52-53 week taxable quarter during which the requirements have been substantially complied with shall be made to the transferor and all Distributions thereafter shall be made to the transferee.  The purpose of this method and convention is that Distributions are likely to be based on the estimated taxable income of the previous quarter and the Board believes that allocations will be better and more equitably aligned with Distributions.  The Board shall have the power and authority to adopt another reasonable method and/or convention with respect to the allocations and Distributions by resolution or by amending this Section; provided, that reasonable notice of any change is given to the Unitholders in advance of the change.  Neither the Company, the Board, any Director nor any Unitholder shall incur any liability for making allocations and Distributions in accordance with the provisions of this Section, whether or not the Board or any Director or the Company or any Unitholder has knowledge of any Transfer of ownership of any interest in the Company.  The Unitholders acknowledge that the method and convention designated in this Section 3.2 constitutes an “agreement among the partners” within the meaning of Regulations, Section 1.706-1.

(b)        Distributions and Allocations Related To Sale of NBP Interests.  Notwithstanding the general provisions in Section 3.2(a), for any allocations or Distributions attributable to the transactions under the Membership Interest Purchase Agreement dated February 29, 2008 entered into by and between JBS S.A. and the Company and other members of National Beef Packing Company (“MIPA”), the allocation of profits and losses and Distributions of proceeds from those MIPA transactions shall be made to the transferee of unit transfer transactions approved by the Board after February 29, 2008 and prior to the allocation or Distribution.

Section 3.3. Other Rules Regarding Transfers.

(a) Market Of Units Not Made.  A Unitholder may not: (1) make a market in Units; (2) Transfer its Units on an established securities market, a secondary market (or the substantial equivalent of those markets) within the meaning of Code Section 7704(b) (and any Regulations, proposed Regulations, revenue rulings, or other official pronouncements of the Internal Revenue Service or Treasury Department that may be promulgated or published); and (3) in the event the Regulations, revenue rulings, or other pronouncements treat any or all arrangements which facilitate the selling of Company interests and which are commonly referred to as “matching services” as being a secondary market or substantial equivalent of a secondary market, Transfer any Units through a matching service that is not approved in advance by the Company.  A Unitholder may not Transfer any Units to any Person unless the Person agrees to be bound by the Transfer Restrictions and to Transfer the Units only to Persons who agree to be similarly bound.

(b) Units Acquired For Unitholder’s Account.  The acquisition of Units by a Unitholder shall be deemed to be a representation and warranty to the Company and the other Unitholders, that the Unitholder’s acquisition of Units is made as principal for the Unitholder’s own account and not for resale or distribution of the Units to others in violation of securities laws as determined by the Company and its legal counsel.

U.S. Premium Beef, LLC	Limited Liability Company Agreement
Appendix C

1ST Amendment To Section 3.2   Approved   September 29, 2004

2ND Amendment To Section 3.2   Approved   March 27, 2008